Exhibit 99.1
news release
For Immediate Release

Employers Holdings, Inc. Appoints Stephanie C. Bush to Board of Directors

Reno, Nev., July 1, 2026 (GLOBE NEWSWIRE) -- Employers Holdings, Inc. (NYSE:EIG), today announced that on June 25, 2026, Stephanie C. Bush was elected to the Board of Directors, with her term of service commencing on July 1, 2026.
“Stephanie’s decades of leadership across underwriting, product, and distribution at some of the nation’s leading insurers brings exceptional depth to our Board,” said Katherine Antonello, President and Chief Executive Officer of Employers Holdings, Inc. “Her perspective on small commercial lines and her broad experience across the industry will be a tremendous asset to EMPLOYERS as we continue to grow and serve our policyholders.”
Ms. Bush retired from The Hartford Insurance Group (“The Hartford”) in March 2024 after serving in roles of increasing responsibility in sales, underwriting and product management spanning over 30 years, most recently as Executive Vice President and Head of Small Commercial and Personal Lines Insurance. From 2008 to 2012, she led the Travelers Personal Insurance Product Management organization as Senior Vice President of Product Management before returning to The Hartford in 2013.
Ms. Bush also serves on the insurance advisory board for privately-held Lightyear Capital and the boards of privately-held CUNA Mutual Holding Company (TruStage), privately-held Costero Holdings Limited, privately-held Costero Brokers Limited, and Easterseals Midwest. She previously served on the board of Inszone Insurance Services, as the chair of the board of the National Council on Compensation Insurance (NCCI), as a board advisor for Vault Insurance, and on the Board of Trustees of the Connecticut Science Center. Ms. Bush holds a Bachelor of Arts degree in political science from the University of Missouri–St. Louis.

About EMPLOYERS
Employers Holdings, Inc. (NYSE:EIG), is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance, excess workers’ compensation, and related services (collectively “EMPLOYERS®”) focused on small and mid-sized businesses engaged in lower hazard industries with its guaranteed cost product and self-insured enterprises with its excess workers’ compensation product. EMPLOYERS leverages over a century of experience to deliver comprehensive coverage solutions that meet the unique needs of its customers. Drawing from its long history and extensive knowledge, EMPLOYERS empowers businesses by protecting their most valuable asset – their employees – through exceptional claims management, loss control, and risk management services, to help businesses create safer work environments.
EMPLOYERS is also proud to offer Cerity®, which is focused on providing digital-first, direct-to-consumer workers’ compensation insurance solutions with fast and affordable coverage options through a user-friendly online platform.
EMPLOYERS operates throughout the United States, apart from four states that are served exclusively by their state funds. Workers’ Compensation insurance is offered through Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, Employers Assurance Company, and Cerity Insurance Company, and Excess Workers’ Compensation is offered through Employers Assurance Company. Each of EMPLOYERS insurance subsidiaries is rated A (Excellent) by AM Best. Not all companies do business in all jurisdictions. EIG Services, Inc., and Cerity Services, Inc., are subsidiaries of Employers Holdings, Inc. EMPLOYERS® is a registered trademark of EIG Services, Inc., and Cerity® is a registered trademark of Cerity Services, Inc. For more information, please visit www.employers.com, www.employers.com/excess-workers-compensation/, and www.cerity.com.

Media Contact:
Kimberly Eye
Vice President, Marketing & Communications
(772) 214-6153
keye@employers.com

Investor Relations Contact:
Michael Pedraja
Executive Vice President, Chief Financial Officer
(775) 327-2706
mpedraja@employers.com